Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Tops Holding Corporation

Buffalo, New York

We consent to the use in this Registration Statement on Form S-4 of our report dated April 14, 2010 (except for Note 20, as to which the date is July 9, 2010), relating to the consolidated financial statements and consolidated financial statement schedules of Tops Holding Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of Tops Markets, LLC by Tops Holding Corporation and subsidiaries as discussed in Notes 1 and 2 to the consolidated financial statements) appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Buffalo, New York

July 9, 2010